Exhibit 99.1

M  A  C  K  -  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contact:	Barry Lefkowitz	Virginia Sobol

Executive Vice President

Vice President, Marketing and

	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

MACK-CALI ISSUES $200 MILLION OF SENIOR UNSECURED NOTES

CRANFORD, NJ—January 19, 2006—Mack-Cali Realty Corporation (NYSE: CLI) announced today that its operating partnership, Mack-Cali Realty, L.P., has sold $200 million of senior unsecured notes, comprised of $100 million of six-year notes and $100 million of 10-year notes.

The six-year notes bear interest at 5.25 percent, are due January 15, 2012, and were priced to yield 5.48 percent.  The 10-year notes are a re-opening of Mack-Cali Realty, L.P.’s previously-issued $100 million, 5.80 percent notes due January 15, 2016, which were re-opened at 101.081 to yield 5.65 percent, plus accrued interest.  Following the re-opening, the outstanding size of the 5.80 percent notes will be $200 million.  The sale of both series of notes is scheduled to settle on January 24, 2006.

The proceeds from the issuance of both series of notes of approximately $199.9 million will be applied to the repayment of outstanding borrowings under the Company’s $600 million unsecured revolving credit facility.

Mitchell E. Hersh, president and chief executive officer, stated, “This issuance demonstrates the financial community’s continued confidence in Mack-Cali and its financing strategy.”

JPMorgan served as the underwriter on the issuance of both series of notes. An offering of these securities will be made only by means of a prospectus. Copies of the prospectus supplement relating to this offering, when available, may be obtained from JPMorgan, 270 Park Avenue, 8th Floor, Attention: Syndicate Desk, New York, NY 10017 (phone: 212-834-4533).

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio.  Mack-Cali currently owns or has interests in 270 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30 million square feet.  The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology.  Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested.  Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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